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                CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.



                     RESTATED INVESTMENT ADVISORY AGREEMENT

          AGREEMENT, made as of the 5th day of February, 2001 between Credit Suisse Asset Management Income Fund, Inc., a Maryland corporation (the "Fund"), and Credit Suisse Asset Management, LLC, a Delaware limited liability company (the "Adviser").

                             W I T N E S S E T H

          WHEREAS, the Fund is a diversified, closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Adviser provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement with the Fund dated as of June 13, 1995 (the "Investment Advisory Agreement");

          WHEREAS, following changes in the respective name of the Fund and of the Adviser, the parties executed an Addendum dated as of February 7, 2000 to amend the Investment Advisory Agreement to properly reflect the name of the Fund and the entity that is providing investment advisory services to the Fund;

          WHEREAS, the Adviser and the Fund have recently moved to new offices at 466 Lexington avenue, New York; and

          WHEREAS, the parties now wish to restate the Investment Advisory Agreement for the sole purposes of incorporating the changes made by the Addendum and properly reflecting the business address of the Adviser and the Fund and to make certain other ministerial changes.

          NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

          1. The Fund hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

          2. Subject to the supervision of the Board of Directors of the Fund, the Adviser will manage the portfolio of securities and investments (including cash) belonging to the Fund including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus (as defined in paragraph 4(f) of this Agreement) and subject to the following understandings:


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          (a)  The Adviser shall furnish a continuous investment program for the
     Fund and in so doing shall determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

          (b) The Adviser shall use its best judgment in the performance of its duties under this Agreement;

          (c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, the Bylaws and Prospectus of the Fund and with the instructions and directions of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

          (d) The Adviser shall determine the securities to be purchased or sold by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Adviser intends to seek the best available price and execution for purchases and sales; the Adviser shall also determine whether or not the Fund shall enter into repurchase or reverse repurchase agreements;

               On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other customers, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and, if applicable, to such other customers;

          (e) The Adviser shall maintain books and records with respect to the securities transactions of the Fund and shall render to the Fund's Board of Directors such periodic and special reports as the Board of Directors may reasonably request;

          (f) The Adviser shall provide the Fund's Custodian as required with information relating to all transactions concerning the assets belonging to the Fund, except purchases of and any sales of the Fund's Common Stock ("Fund Shares"); and

          (g) The investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

          3. The Adviser is authorized to select the brokers and dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best

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efforts to obtain the best available price and execution, except as prescribed herein. Unless and until otherwise directed by the Board of Directors of the Fund, the Adviser may also effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

          4. The Fund has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

          (a) Articles of Incorporation of the Fund, filed with the Department of Assessments and Taxation of the State of Maryland on February 11, 1987 (such Articles of Incorporation, as presently in effect and as amended from time to time, being herein called the "Articles of Incorporation");

          (b) Bylaws of the Fund (such Bylaws, as presently in effect and as amended from time to time, being herein called the "Bylaws");

          (c) Certified resolutions of the Board of Directors of the Fund authorizing the appointment of the Adviser and approving the form of this Agreement;

          (d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-2 (No. 33-10851) (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on September 27, 1996 relating to the Fund and the Fund Shares, and all amendments thereto;

          (e) Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission on February 13, 1987 and all amendments thereto; and

          (f) Prospectus of the Fund dated September 27, 1996 (such prospectus being herein called the "Prospectus").

          5. The Adviser shall authorize and permit any of its partners, agents and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of such partners, agents or employees of the Adviser.

          6. The Adviser shall keep the Fund's books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the Fund by Rule


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31a-1 of the Commission under the 1940 Act.


          7. During the term of this Agreement the Adviser will pay all expenses (including without limitation the compensation of all its partners, agents and employees serving as directors or officers of the Fund pursuant to paragraph 5 of this Agreement) incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Fund (including taxes and brokerage commissions, if any).

          8. For the services provided and the expenses borne pursuant to this Agreement, the Fund will pay to the Adviser as full compensation therefor a fee, computed weekly and payable quarterly, at an annual rate equal to 0.50% per annum of the average weekly net assets of the Fund. This fee for each quarter will be paid to the Adviser during the month succeeding such quarter.

          9. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

          10. This Agreement shall become effective on the date hereof. Upon becoming effective, this Agreement shall remain in effect for an initial two-year term and shall continue in effect from year to year thereafter if such continuance is approved at least annually by (a) a majority of the outstanding voting securities (as defined in the 1940 Act) or by vote of the Fund's Board of Directors, cast in person at a meeting called for the purpose of voting on such approval, and (b) vote of a majority of the Directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

          11. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

          12. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those Directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party,


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cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

          13. Notices of any kind to be given to the Adviser by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at 466 Lexington Avenue, 16th Floor, New York, New York 10017, Attention: Chief Executive Officer, with a copy to: General Counsel or at such other address or to such other individual as shall be specified by the Adviser to the Fund in accordance with this paragraph 13. Notices of any kind to be given to the Fund by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Fund at Credit Suisse Asset Management Income Fund, Inc., 466 Lexington Avenue, 16th Floor, New York, New York 10017, Attention: Chairman, with a copy to: Senior Vice President or at such other address or to such other individual as shall be specified by the Fund to the Adviser in accordance with this paragraph

          13. The Adviser agrees to notify the Fund of any change in its membership within a reasonable time of such change.

          14. The Fund agrees that if this Agreement is terminated and the Adviser shall no longer be the adviser to the Fund, the Fund will, within a reasonable period of time, change its name to delete reference to "Credit Suisse Asset Management".

          15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          16. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.


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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                             CREDIT SUISSE ASSET MANAGEMENT INCOME
                               FUND, INC.


                             By:        /s/ Michael A. Pignataro
                                  ----------------------------------------------
                                    Name:  Michael Pignataro
                                    Title: Chief Financial Officer and Secretary



                             CREDIT SUISSE ASSET MANAGEMENT, LLC


                             By:        /s/ Hal Liebes
                                  ----------------------------------------------
                                    Name:  Hal  Liebes
                                    Title: Managing Director